AMENDMENT NO. 3

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of October 15, 2004, amends the Master Investment Advisory Agreement (the “Agreement”), dated November 25, 2003, between AIM Treasurer’s Series Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of INVESCO U.S. Government Money Fund to Premier U.S. Government Money Portfolio;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Premier U.S. Government Money Portfolio	November 25, 2003

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Premier U.S. Government Money Portfolio

Net Assets	Annual Rate
First $300 million	0.40%
Next $200 million	0.30%
Over $500 million	0.20%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM TREASURER’S SERIES TRUST (a Delaware statutory trust)

Attest:	/s/ LISA MOSS	By:	/S/ ROBERT H. GRAHAM
	Assistant Secretary		Robert H. Graham
President

(SEAL)

A I M ADVISORS, INC.

Attest:	/s/ LISA MOSS	By:	/S/ MARK H. WILLIAMSON
	Assistant Secretary		Mark H. Williamson
President

(SEAL)

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